Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti
Unizan Financial Corp.
Executive Vice President,
Chief Financial Officer
Telephone: 330.438.1118
1.866.325.7203
E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman
Unizan Financial Corp.
Vice President, Corporate Communications
Telephone: 330.438.4858
E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REVISES FULL-YEAR 2003 GUIDANCE

Canton, Ohio, April 7, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ) today announced that the company’s earnings for the first quarter and full-year 2003 will be impacted by continued net interest margin compression, a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset, and an impairment charge related to goodwill. Also, Unizan will book a one-time expense related to the termination of the company’s defined benefit plan in the second quarter of 2003.

The net interest margin continues to be under pressure as both loans and investments repriced downward. Cash flows on the investment portfolio have increased significantly with these proceeds being reinvested at lower rates, while mortgage loans have continued to refinance and rates on commercial and commercial real estate loans have also come under downward pressure. The company has little room on the deposit side to adjust rates, since the deposits are already at such low levels. Also, the margin continues to be impacted by the longer term deposits and borrowings which were recorded in mid-year 2002.

Unizan’s 2003 projections, given the forecast of continued low rates and economic sluggishness, show that net interest income will be significantly lower than originally anticipated, and that the net interest margin will not improve as much as the company’s original 2003 forecast had shown.

The MSR write-down in the first quarter will be approximately $390 thousand pre-tax, or $0.01 per diluted share after-tax. Unizan services $319 million of mortgage loans which it has sold, with the servicing rights retained. The mortgage servicing asset, net of the valuation allowance, is $1.8 million. During the first quarter, the projected pre-payment speeds on these mortgages increased, with the value of the MSR asset decreasing in value.

In the first quarter, Unizan will take an impairment charge of $84 thousand on goodwill created with the acquisition in 2001 of Unizan Financial Advisors, Inc. As of March 31, 2003, the total goodwill, prior to this charge, was $400 thousand. The goodwill will be tested for impairment annually in accordance with GAAP.

When BancFirst Ohio Corp. and UNB Corp. merged in March, 2002 to form Unizan, the new company reviewed all existing employee benefit plans in order to consolidate and bring consistency to the plans. UNB Corp. had a defined benefit plan which it was in the process of terminating when the merger occurred. During the first quarter of 2003, the company received final approval from the Internal Revenue Service to complete the termination of the plan and to distribute the participants’ benefits to them. This will occur in the second quarter and will result in Unizan having to recognize approximately $800 thousand (after-tax), or $0.04 per diluted share, of expense to fund the payouts for the plan. Management had anticipated that this charge would be taken sometime in 2003.

“Unizan is being adversely impacted by the compression of our net interest margin during a period of poor economic conditions and low interest rates,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “This will be a very difficult year for many financial institutions as economic conditions and geopolitical uncertainties persist. Management is reviewing all of the company’s operating expenses and additional sources of new revenue to identify what opportunities exist. However, we will not take any actions which may help in the short term, but hinder our performance in the long run,” said Mann. “Our credit quality remains strong, our loan demand is good, considering economic conditions, and we continue to execute on our strategic plan. As we move through these challenging times, I believe Unizan is well positioned for growth which will enable us to continue to build long-term shareholder and franchise value.”

For the full-year 2003, Unizan projects diluted earnings per share to be in a range of $1.24 to $1.30 including the one-time charge for the defined benefit plan. Margin compression, slow economic growth, low interest rates, and limited fee income growth will all impact the company’s ability to grow revenues during this period.

Unizan plans to finalize and announce first quarter results prior to the market’s opening on Monday, April 21, 2003. In addition, a conference call will be held on Monday, April 21, 2003, at 1:00 p.m. Eastern Time to discuss first quarter results. Details of the call are as follows:

Conference call participation:

Date:	Monday, April 21, 2003
Time:	1:00 p.m. (ET)
Conference call dial-in:	877.388.1596
International dial in:	706.634.5143
Conference call code:	9469826

Replay participation:

Call replay:	800.642.1687
International replay:	706.645.9291
Call replay code:	9469826
Begins:	2:00 p.m. (ET), April 21, 2003
Ends:	5:00 p.m. (ET), April 28, 2003

Access will also be available live from the Unizan Financial Corp. Web site at www.unizan.com. The replay can also be accessed on the site for up to one year after the call. Detailed financial information regarding Unizan Financial Corp.’s first quarter financial results will also be available on the company’s Web site.

Unizan Financial Corp., a $2.7 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The Company operates 45 full-service retail financial centers in five metropolitan markets in Ohio - Canton, Columbus, Dayton, Newark and Zanesville. Additionally, through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the Company offers its client base corporate and retail banking, wealth management products and services, Internet banking and niche businesses in government guaranteed loan programs and aircraft lending. For more information on Unizan Financial Corp. and its subsidiaries, visit the Company on the Web at www.unizan.com.

Forward-Looking Statement

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance, or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including it’s Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

5